EXHIBIT 4

December 6, 2004

BY OVERNIGHT DELIVERY

Greater Atlantic Financial Corp.

10700 Parkridge Boulevard

Reston, Virginia  20191

Re:                               Inspection of Materials of Greater Atlantic Financial Corp.
Pursuant to 8 Del. C. § 220

Dear Ladies and Gentlemen:

Please accept this demand on behalf of the undersigned, George William Calomiris, to inspect and copy certain materials of Greater Atlantic Financial Corp. and its subsidiaries (collectively, the “Company”) pursuant to Section 220 of the Delaware General Corporation Law.  George William Calomiris is the beneficial owner of shares (the “Shares”) of common stock (“Common Stock”) of the Company, which Shares are held in street name in a brokerage account at Linsco/Private Ledger, on behalf of Riggs Securities, in the record name of Cede & Co. as nominee.  A true and correct copy of a brokerage statement demonstrating such beneficial ownership of Common Stock is attached hereto as Exhibit A.  Pursuant to Section 220 of the Delaware General Corporation Law, the undersigned hereby demands, under oath, the right (in person or by attorney or other agent), during the usual hours for business, to inspect the following records and documents of the Company and to make copies or extracts therefrom:

(a)           A complete record or list of the Company’s stockholders, certified by its transfer agent(s) and/or registrar(s), showing the name and address of each stockholder, and the number of shares registered in the name of each such stockholder, as of the most recent date available;

(b)           A magnetic computer tape list or disk of the Company’s stockholders showing the names and addresses of each stockholder and number of shares registered in the name of each such stockholder as of the most recent date available, together with such computer processing data as is necessary to make use of such magnetic computer tape or disk, and a printout of such magnetic computer tape or disk for verification purposes;

(c)           A list of all stockholders arranged in descending order by number of shares, showing the name and address of each stockholder; a complete record or list of any participants in any employee stock purchase, ESOP plan, or other plan for the purchase of shares, showing the name and address of each participant and the number of shares credited to the participant’s account; a magnetic tape or disk of this information with the same computer processing data as requested in (b) above; and a correct and complete copy of the plan(s) documents, including any amendments of such plan(s);

(d)           All daily transfer sheets showing changes in the list of the Company’s stockholders referred to in paragraph (a) above which are in or come into the possession of the Company or its transfer agent from the date of such list to the date of the next Annual Meeting of stockholders of the Company for the election of directors, and/or the conclusion of the consent solicitation referred to below;

(e)           All information in or which comes into the Company’s possession or control or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or from nominees of any central certificate depository system concerning the names, addresses and number of shares of the Company’s stock held by the participating brokers and banks, including a breakdown of any holders in the name of Cede & Co, Kray & Co., Philadep, Bear Stearns & Co. and other similar nominees;

(f)            All information in or which comes into the Company’s possession or control or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or from nominees of any central certificate depository system relating to the names of the non-objecting beneficial owners of the Company’s stock (“NOBO’s”) in the format of a printout in descending order balance and on a  magnetic computer tape or disk with the computer processing data that is necessary to make use of such magnetic computer tape or disk (such information with respect to brokers and dealers is readily available to the Company under Rule 14b-1 of the Securities Exchange Act of 1934, as amended, from Independent Election Corporation of America and ADP Proxy Services);

(g)           A stop list or stop lists relating to any shares of common stock of the Company and any changes, corrections, additions or deletions from the date of the list referred to in paragraph (a) above;

(h)           A true and correct copy of the bylaws of the Company as in effect on the date hereof; and

(i)            The information and records specified in paragraphs (a), (b), (c), (e) and (f) above as of any record date for stockholder action set by the Board of Directors, by operation of law or otherwise; the information and records specified in paragraph (e) on a weekly basis up until the next Annual Meeting of stockholders of the Company, and/or the conclusion of the consent solicitation referred to below.

The purpose of this demand for the Stocklist Materials is to enable the undersigned to communicate with stockholders regarding matters relating to their mutual interests and their investment as stockholders, including without limitation, communicating with such stockholders with regard to the election of directors, including potentially a proxy and/or consent solicitation and/or the purchase of their shares.

The undersigned will bear the reasonable costs incurred by the Company, including the costs of its transfer agent(s) or registrar(s), in connection with the production of the information demanded with respect to the above-described Stocklist Materials.

Please advise Matthew S. Brown of Katten Muchin Zavis Rosenman, 525 West Monroe Street, Chicago, Illinois, (312) 902-5207, where and when the Stocklist Materials will be available.  The undersigned hereby authorizes his associates, employees and any other persons to be designated by them, acting together, singly or in combination, to conduct the inspection and copying herein demanded.

The above demand is made under oath, and the statements contained therein are true and the attached exhibit is a true and correct copy of my brokerage statement, under penalty of perjury under the laws of the United States or any state.

Sincerely,

George William Calomiris